Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation of our audit report on the annual financial statements of Lion Power Systems (NV), Inc. (the “Company”), for the year ended December 31, 2023 and of our dual-dated report dated March 1, 2024 (except for Note 2, as to which the date is August 21, 2024) included in the Company’s Offering Statement on Form 1-A.

Brickstone & Associates, LLC Ashburn, Virginia
August 28, 2024